UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Miller, Chris
   c/o Porta Systems Corp.
   575 Underhill Boulevard
   Syosset, NY  11791
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   July 1, 1999
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Porta Systems Corp.
   PSI
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President Implementation OSS Division
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Non-Qualified Stock Opti|(1)      |05/08/07 |Common Stock           |2,000    |$1.50     |D            |                           |
on                      |         |         |                       |         |          |             |                           |
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Non-Qualified Stock Opti|(2)      |02/04    |Common Stock           |2,000    |$3.25     |D            |                           |
on                      |         |         |                       |         |          |             |                           |
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Non-Qualified Stock Opti|(2)      |01/21/04 |Common Stock           |1,500    |$2.06     |D            |                           |
on                      |         |         |                       |         |          |             |                           |
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Non-Qualified Stock Opti|(3)      |07/01/04 |Common Stock           |500      |$1.69     |D            |                           |
on                      |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) These options are granted pursuant to the Company's 1996 Stock Option Plan (as amended through May 8,
1997), a 16b-3 plan, and are exercisable in
installments.
(2) These options are granted pursuant to the Company's 1998 Non-Qualified Stock Option Plan, a 16b-3 plan, and are exercisable in
installments.
(3) These options are granted pursuant to the Company's 1999 Incentive and Non-Qualified Stock Option Plan, a
16b-3 plan, and are exercisable in
installments.
SIGNATURE OF REPORTING PERSON
/s/ Chris Miller
DATE
July 30, 1999